Exhibit 10.13

MIDLAND STATES BANCORP, INC.

AMENDED AND RESTATED 2010 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD TERMS

The Participant specified below has been granted this Restricted Stock Unit Award (“Award”) by MIDLAND STATES BANCORP, INC., an Illinois corporation (the “Company”), under the terms of the MIDLAND STATES BANCORP, INC. AMENDED AND RESTATED 2010 LONG-TERM INCENTIVE PLAN (the “Plan”).  The Award shall be subject to the Plan as well as the following terms and conditions (the “Award Agreement”):

Section 1.              Award.  In accordance with the Plan, the Company hereby grants to the Participant this Award of Restricted Stock Units (each, an “RSU”) where each RSU represents the right to receive one share of Stock in the future as set forth in Section 2. This Award is in all respects limited and conditioned as provided herein.

Section 2.              Terms of Restricted Stock Award.  The following words and phrases relating to the grant of the Award shall have the following meanings:

(a)           The “Participant” is [                 ].

(b)           The “Grant Date” is [                 ].

(c)           The number of “RSUs” is [                 ].

Except where the context clearly implies to the contrary, any capitalized term in this Award shall have the meaning ascribed to that term under the Plan.

Section 3.              Restricted Period.  This Award Agreement evidences the Company’s grant to the Participant as of the Grant Date, on the terms and conditions described in this Award Agreement and in the Plan, a number of RSUs, each of which represents the right of the Participant to receive a share of Stock free of restrictions once the Restricted Period ends.

(a)           Subject to the limitations of this Award Agreement, the “Restricted Period” for each installment of such RSUs (“Installment”) shall begin on the Grant Date and end as described in the following schedule (but only if the Participant has not had a Termination of Service before the end of the Restricted Period):

INSTALLMENT	RESTRICTED PERIOD WILL END ON:

(b)           Notwithstanding the foregoing provisions of this Section 3, the Restricted Period for the RSUs shall cease immediately, and the RSUs shall become immediately and fully vested, upon (i) a Change in Control that occurs on or before the Participant’s Termination of Service or (ii) upon the Participant’s Termination of Service due to Disability or death.

(c)           In the event the Participant’s Termination of Service, other than as provided in subsection (b) above, occurs prior to the expiration of one or more Restricted Periods, the Participant shall forfeit all rights, title and interest in and to any Installment(s) of RSUs still subject to a Restricted Period as of the Participant’s Termination of Service date.

For purposes of this Award Agreement:  “Disability” shall mean that a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Company’s employees.

Section 4.              Settlement of Units.  Delivery of Stock or other amounts under this Award Agreement and the Plan shall be subject to the following:

(a)           Delivery of Stock.  As soon as administratively practicable following the end of a Restricted Period or upon immediate vesting as described in Section 3, the Company shall deliver to the Participant one share of the Company’s Stock free and clear of any restrictions in settlement of each of the unrestricted units.

(b)           Compliance with Applicable Laws.  Notwithstanding any other provision of this Award Agreement or the Plan, the Company shall have no obligation to deliver any Stock or make any other distribution of benefits under this Award Agreement or the Plan unless such delivery or distribution complies with all applicable laws (including, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

(c)           Certificates.  To the extent that this Award Agreement and the Plan provide for the issuance of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

Section 5.              Withholding.  All deliveries of shares of Stock pursuant to this Award Agreement shall be subject to withholding of all applicable taxes.  The Company shall have the right to require the Participant (or if applicable, permitted assigns, heirs or Designated Beneficiaries) to remit to the Company an amount sufficient to satisfy any tax requirements prior to the delivery date of any shares of Stock under this Award Agreement.  At the election of the Participant, subject to the rules and limitations as may be established by the Committee, such withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which Participant is otherwise entitled under the Plan.

Section 6.              Non-Transferability of Award.  Prior to settlement, the Participant shall not sell, assign, transfer, pledge, hypothecate, mortgage, encumber or dispose of any RSUs awarded under this Award.

Section 7.              Dividends.  The Participant shall [not] be entitled to receive a payment of additional RSUs equal in value to any cash dividends and property distributions paid with respect to the RSUs (other than dividends or distributions of securities of the Company which may be issued with respect to its shares by virtue of any stock split, combination, stock dividend or recapitalization — to the extent covered in Section 3.3 of the Plan) that become payable during the Restricted Period (“Dividend Equivalents”); provided, however, that no Dividend Equivalents shall be payable to or for the benefit of the Participant with respect to record dates for such dividends or distributions occurring prior to the Grant Date, or with respect to record dates for such dividends or distributions occurring on or after the date, if any, on which the Participant has forfeited the RSUs.  Dividend Equivalents shall be paid at such times as the Committee shall determine in its discretion and shall be subject to the same restrictions applicable to the underlying RSUs.  [Dividend Equivalents may also be paid in cash when dividends are paid to shareholders.]

Section 8.              Voting Rights.  The Participant shall not be a shareholder of record with respect to the RSUs during the Restricted Period and shall have no voting rights with respect to the RSUs during the Restricted Period.

Section 9.              Heirs and Successors.  This Award Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.  If any rights of the Participant or benefits distributable to the Participant under this Award Agreement have not been settled or distributed, respectively, at the time of the Participant’s death, such rights shall be settled and payable to the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of this Award Agreement and the Plan.  The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form as the Committee may require.  The designation of beneficiary form may be amended or revoked from time to time by the Participant.  If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been payable to the Participant and shall be payable to the legal representative of the estate of the Participant.  If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the settlement of Designated Beneficiary’s rights under this Award Agreement, then any rights that would have been payable to the Designated Beneficiary shall be payable to the legal representative of the estate of the Designated Beneficiary.

Section 10.            Administration.  The authority to manage and control the operation and administration of this Award Agreement and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to this Award Agreement as it has with respect to the Plan. Any interpretation of this Award Agreement or the Plan by the Committee and any decision made by it with respect to this Award Agreement or the Plan are final and binding on all persons.

Section 11.            Plan Governs.  Notwithstanding anything in this Award Agreement to the contrary, this Award Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and this Award

Agreement are subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.  Notwithstanding anything in this Award Agreement to the contrary, in the event of any discrepancies between the corporate records and this Award Agreement, the corporate records shall control.

Section 12.            Not an Employment Contract.  The Award will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

Section 13.            No Rights As Shareholder.  The Participant shall not have any rights of a shareholder with respect to the RSUs, until a stock certificate has been duly issued as provided herein.

Section 14.            Amendment.  This Award Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written Award Agreement of the Participant and the Company without the consent of any other person.

Section 15.            Governing Law.  This Award Agreement, the Plan, and all actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of Illinois without reference to principles of conflict of laws, except as superseded by applicable federal law.

Section 16.            Section 409A Amendment.  The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Award Agreement without the consent of the Participant in order to maintain an exclusion from the application of, or to maintain compliance with, Code Section 409A.  Participant’s acceptance of this Option award constitutes acknowledgement and consent to such rights of the Committee.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed in its name and on its behalf, all as of the Grant Date and the Participant acknowledges acceptance of the terms and conditions of this Award Agreement.

MIDLAND STATES BANCORP, INC.

By:
Its:

PARTICIPANT

[ ]	Date